Contact:	Raiford Garrabrant
Director, Investor Relations
Cree, Inc.
raiford_garrabrant@cree.com
(T) 919-313-5397
(F) 919-313-5615

CREE REPORTS RECORD REVENUE AND EARNINGS FOR
FISCAL YEAR 2005
Fourth Quarter Sales Highest in Company History

DURHAM, NC, AUGUST 11, 2005 - Cree, Inc. (Nasdaq: CREE) today announced revenue for its fiscal 2005 of $389,064,000, representing a 27 percent increase over the $307,359,000 reported for the year ended June 27, 2004. Gross margin increased from 47 percent to 52 percent of revenue year-over-year and operating profit increased 51 percent to $119,868,000, or 31% of revenue, as compared to $79,349,000, or 26% of revenue, in fiscal 2004. Net income for the year rose 57 percent to $91,143,000, or $1.18 per share, compared to $57,960,000, or $0.77 per share, in fiscal 2004. For fiscal 2005, cash flow from operations was also a record at $175,579,000.

For the fourth quarter of fiscal 2005, Cree reported revenue of $98,883,000, an increase of 9% over the $90,862,000 reported in the comparable prior year period. Gross margin was 51 percent of revenue for both the fourth quarter of fiscal 2005 and 2004. Operating profit was 25 percent of revenue for the three-month period ended June 26, 2005 and included approximately $6.7 million in write-downs and expenses for the planned closure of the Cree Microwave California facility. Net income for the fourth quarter of fiscal 2005 was $21,010,000, or $0.27 per share, compared to $20,985,000, or $0.28 per share, as reported for the corresponding period in the prior year. The $6.7 million in pre-tax charges for the planned closure of Cree Microwave’s California facility, or $4.6 million after tax were partly offset by favorable tax adjustments of $2.9 million that resulted from a tax benefit associated with the company’s investment in a public company and other tax adjustments. As a result, net income was reduced by $1.7 million, or $0.02 per share, for these adjustments during the three-month period ended June 26, 2005.

“We are delighted to report that Cree again delivered record revenue and earnings during fiscal 2005,” stated Chuck Swoboda, Cree Chairman and CEO. “On top of finishing the year with our best quarter ever for revenue, recent sales data suggests that Cree’s revenue grew faster than our top competitors in both Japan and Taiwan during the year. By continuing to introduce new products with industry-leading performance, Cree is positioned to capitalize on the excellent opportunities for growth in front of us. With over 85 percent of our Q1 sales target already booked, we believe the company is positioned for a strong start for fiscal year 2006.”

Business Outlook:

For its first quarter of fiscal 2006, Cree currently targets revenue in a range of $101 million to $104 million with earnings of $0.22 to $0.24 per share, including $0.04 per share for our estimates for the cost of expensing of stock options and other equity compensation and $0.01 per share for severance costs associated with the wind down of Cree Microwave.

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the fourth quarter fiscal 2005 results and the first quarter fiscal 2006 business outlook, including significant factors and assumptions underlying the targets noted above. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree’s website at www.cree.com and go to “News & Investor—Overview” for webcast details. The call will be archived and available on the website through August 25th, 2005.

Supplemental financial information is available under “Q4 ’05 Financial Metrics” in the “Investor Info” section of Cree’s web site at http://www.cree.com/news/metrics.asp.

About Cree, Inc.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC) and gallium nitride (GaN) materials technology to produce new and enabling semiconductors. The products include blue, green and near ultraviolet (UV) light emitting diodes (LEDs), packaged LEDs, power switching devices, and radio frequency (RF) and microwave devices. The Company is currently developing near UV lasers. Targeted applications for these products include solid-state illumination, power switching, wireless infrastructure and optical storage. Cree understands the important convergence of science, technology and creativity, placing high value on ideas, as well as the energy and ability of its people. For more information on Cree, please visit www.cree.com.

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LEDs; our ability to lower costs; potential changes in demand; the risk that, due to the complexity of our manufacturing processes and transition of production to three-inch wafers, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with the wind-down of our Cree Microwave operations, including increases in cash expenditures related to the discontinuation of operations in Sunnyvale, California, Cree Microwave’s ability to sublease the Sunnyvale facility, the amount of last-time buy orders and the time needed to fulfill such orders for silicon products, and the company’s ability to complete the wind-down process by the end of calendar 2005 and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 27, 2004 and subsequent reports filed with the SEC.

Cree and the Cree logo are registered trademarks of Cree, Inc.

CREE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	6/26/2005	6/27/2004	6/26/2005	6/27/2004
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Product revenue	$94,380	$82,792	$367,371	$280,412
Contract revenue	4,503	8,070	21,693	26,947
Total revenue	98,883	90,862	389,064	307,359

Cost of product revenue	45,005	38,237	168,264	139,076
Cost of contract revenue	3,011	6,206	16,614	22,342
Total cost of sales	48,016	44,443	184,878	161,418

Gross profit	50,867	46,419	204,186	145,941

Operating expenses:
Research and development	9,654	9,522	42,764	36,510
Sales, general and administrative	9,814	7,048	34,326	29,066
Severance charges	519	-	519	-
Impairment or loss on disposal of property and equipment	6,105	790	6,709	1,016
Operating expenses	26,092	17,360	84,318	66,592

Income from operations	24,775	29,059	119,868	79,349

Non-operating income:
Gain (loss) on investments in securities	(197)	-	737	-
Other non-operating income	3	1	8	519
Net interest income	1,695	946	5,387	3,725
Income before income taxes	26,276	30,006	126,000	83,593

Income tax expense	5,266	9,021	34,857	25,633
Net income	$21,010	$20,985	$91,143	$57,960

Earnings per share, diluted	$0.27	$0.28	$1.18	$0.77

Weighted average shares of common
stock outstanding, basic	75,399	73,603	74,995	74,008

Weighted average shares of common
stock outstanding, diluted	76,962	75,643	77,172	75,745

CREE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	6/26/2005	6/27/2004
	(Audited)	(Audited)
Assets:
Current assets:
Cash and equivalents and short term investments	$173,468	$158,163
Accounts receivable, net	35,158	47,766
Inventories, net	31,249	19,428
Interest receivable	2,139	1,752
Income tax receivable	9,900	1,960
Deferred income taxes	23,531	2,560
Prepaid insurance	2,327	2,304
Prepaid expenses and other current assets	3,658	960
Total current assets	281,430	234,893

Property and equipment, net	341,396	273,342
Long-term investments held to maturity	103,791	72,730
Patents and license rights, net	28,891	19,831
Marketable securities available for sale	20,937	22,002
Other assets	963	5,202
Total assets	$777,408	$628,000

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable trade	$23,465	$25,102
Accrued salaries and wages	9,188	8,125
Deferred revenue	67	8,437
Other accrued expenses	3,316	3,318
Total current liabilities	36,036	44,982

Long term liabilities:
Deferred income taxes	28,454	3,886
Total long term liabilities	28,454	3,886

Shareholders' Equity:
Common stock	94	91
Additional paid in capital	548,342	506,275
Other comprehensive income, net of tax	6,200	5,627
Retained earnings	158,282	67,139
Total shareholders' equity	712,918	579,132
Total liabilities and shareholders' equity	$777,408	$628,000

CREE, INC.
OPERATING SEGMENT INFORMATION
(in thousands)

	Three Months Ended		Twelve Months Ended
	6/26/2005	6/27/2004	6/26/2005	6/27/2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:

Cree*	$98,183	$88,354	$384,458	$299,641
Cree Microwave	700	2,508	4,606	7,718
Total revenue	$98,883	$90,862	$389,064	$307,359

Net income (loss) before income taxes:

Cree*	$36,271	$31,699	$145,183	$93,560
Cree Microwave	(9,995)	(1,693)	(19,183)	(9,967)
Total net income before income taxes	$26,276	$30,006	$126,000	$83,593

* Includes interest income and other segment operating results